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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549

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                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR 12(g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



                            VENCOR HEALTHCARE, INC.
      (which will change its name to Vencor, Inc. immediately prior to the
                        Distribution referred to herein)
            (Exact Name of Registrant as it appears in its Charter)

                DELAWARE                               61-1323993
    (State or other jurisdiction of       (I.R.S. Employer Identification No.)
     incorporation or organization)

 3300 AEGON CENTER, 400 WEST MARKET STREET              40202
           LOUISVILLE, KENTUCKY                        (Zip Code)
   (Address of principal executive offices)

       Registrant's telephone number, including area code: (502) 596-7300

          Securities registered pursuant to Section 12(b) of the Act:

          Title of Each Class                Name of Each Exchange on Which
          to be so Registered                Each Class is to be Registered

 COMMON STOCK, PAR VALUE $.25 PER SHARE         NEW YORK STOCK EXCHANGE

       Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE

                                (Title of Class)

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ITEM 1. BUSINESS.

  The information required by this item is contained under the captions "Summary--Business of Realty Company and Operating Company After the Distribution," "Business of Operating Company After the Distribution," "Relationship Between Realty Company and Operating Company After the Distribution" and "The Company and Operating Company Summary Selected Financial Data" of the Proxy Statement on Schedule 14A of Vencor, Inc., a Delaware corporation and sole stockholder of Vencor Healthcare, Inc., a Delaware corporation (the "Registrant"), dated March 25, 1998 (the "Proxy Statement"), included herewith as Exhibit 2.1, and such sections are incorporated herein by reference. The references in the Proxy Statement to Operating Company shall be deemed to refer to the Registrant.

ITEM 2. FINANCIAL INFORMATION.

  The information required by this item is contained under the caption "Summary--The Company and Operating Company Selected Historical Financial Data," "Operating Company Selected Unaudited Pro Forma Consolidated Financial Data and Comparative Per Share Data," "The Company and Operating Company Summary Selected Historical Financial Data," "Distribution and Dividend Policy," "Operating Company Unaudited Pro Forma Consolidated Financial Statements," "Operating Company Unaudited Pro Forma Consolidated Statement of Income for the Year Ended December 31, 1997," "Operating Company Unaudited Pro Forma Consolidated Balance Sheet December 31, 1997," "Operating Company Notes to Unaudited Pro Forma Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Operating Company" and "Risk Factors" of the Proxy Statement, and such sections are incorporated herein by reference.

ITEM 3. PROPERTIES.

  The information required by this item is contained under the captions "Relationship Between Realty Company and Operating Company After the Distribution--Master Lease Agreement, --Development Agreement, and -- Participation Agreement," "Business of Operating Company After the Distribution--Hospital Facilities and --Nursing Center Facilities" and "Business of Realty Company After the Distribution--The Properties and -- Properties Under Development by Operating Company" of the Proxy Statement, and such sections are incorporated herein by reference.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

  The information required by this item is contained under the caption "Security Ownership of Certain Beneficial Owners of Company Common Stock-- Operating Company" of the Proxy Statement, and such section is incorporated herein by reference.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

  The information required by this item is contained under the caption "Management of the Company and Management of Realty Company and Operating Company After the Distribution--Operating Company" of the Proxy Statement, and such section is incorporated herein by reference.

ITEM 6. EXECUTIVE COMPENSATION.

  The information required by this item is contained under the caption "Management of the Company and Management of Realty Company and Operating Company After the Distribution--The Company and--Operating Company" of the Proxy Statement, and such sections are incorporated herein by reference.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

  The information required by this item is contained under the caption "Management of the Company and Management of Realty Company and Operating Company After the Distribution" of the Proxy Statement, and such section is incorporated herein by reference.


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ITEM 8. LEGAL PROCEEDINGS.

  The information required by this item is contained under the caption "Relationship Between Realty Company and Operating Company After the Distribution--Legal Proceedings" of the Proxy Statement, and such section is incorporated herein by reference.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS.

  The information required by this item is contained under the captions "Risk Factors--Uncertainty of Trading Markets--Operating Company Common Stock and -- No Payment of Dividends by Operating Company," "Distribution and Dividend Policy--Operating Company," "Management of the Company and Management of Realty Company and Operating Company After the Distribution" and "Description of Capital Stock--Operating Company" of the Proxy Statement, and such sections are incorporated herein by reference; provided, however, that the disclosure in the Proxy Statement under the caption "Management of the Company and Management of Realty Company and Operating Company After the Distribution-- Operating Company--Operating Company Incentive and Benefit Plans--Operating Company Management Equity Ownership Program" is not incorporated herein by reference.

  In connection with the Reorganization Transactions and the Distribution (as such terms are defined and described in the Proxy Statement), the Registrant will issue to Vencor, Inc. 17,700 shares of 6% Series A Non-Voting Convertible Preferred Stock (the "Series A Preferred Stock") of the Registrant for $1,000 per share, for an aggregate purchase price of $17,700,000. Vencor, Inc. is expected to sell all of the Series A Preferred Stock of the Registrant to approximately 36 employees of the Registrant or its subsidiaries immediately prior to the Distribution on the same terms as it purchased the Series A Preferred Stock from the Registrant.

  The Series A Preferred Stock will be convertible into that number of shares of common stock, par value $.25 per share, of the Registrant (the "Common Stock") equal to $1,000 (the principal amount per share), divided by 118% of the Fair Market Value of the Common Stock on the Distribution Date. Fair Market Value, for purposes of the Series A Preferred Stock, means the average of the high and low price of Common Stock on the Distribution Date. The Series A Preferred Stock is expected to be mandatorily redeemable on the tenth anniversary of issuance and will not be callable prior to the third anniversary of issuance. The dividend rate is expected to be 6%, payable annually in arrears, and the Series A Preferred Stock will not be convertible into Common Stock prior to the second anniversary of issuance. The Series A Preferred Stock will have no voting rights, unless otherwise required by law.

  In the event of certain changes in capitalization of the Registrant, including stock dividends and splits, reclassifications, spin-offs, split-ups, combinations or exchanges of shares, and certain distributions and repurchases of shares, the number and kind of shares into which the Series A Preferred Stock will be converted will be appropriately adjusted.

  The Registrant is expected to loan eligible employees who purchase the Series A Preferred Stock from Vencor, Inc., on a recourse basis, up to 90% of the purchase price of the Series A Preferred Stock so purchased. The loan will be for a term of five years, and shall bear interest, payable annually, at the lowest rate required so that the eligible employee will not realize any imputed income under Section 7872 of the Internal Revenue Code of 1986, as amended. Each borrower will be required to pledge as collateral for the loan the number of shares of Series A Preferred Stock with an initial fair market value equal to the amount borrowed.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

  On March 27, 1998, as part of its original incorporation, the Registrant issued 100 shares of its Common Stock, for a total consideration of $1,000, to Vencor, Inc., which is and will be the Registrant's sole stockholder until the Distribution Date as defined and described in the Proxy Statement under the caption "The Reorganization Proposal and the Distribution Proposal," and such section is incorporated herein by reference. Subsequent to the Distribution, Vencor, Inc. will hold no capital stock of the Registrant.

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ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

  The information required by this item is contained under the caption "Description of Capital Stock--Operating Company" of the Proxy Statement and such section is incorporated herein by reference.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The information required by this item is contained under the caption "Liability and Indemnification of Officers and Directors of Operating Company" of the Proxy Statement, and such section is incorporated herein by reference.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

  The information required by this item is identified in the section "Index to Consolidated Financial Statements and Financial Statement Schedules" beginning on page F-1 of the Proxy Statement (the Registrant will be the successor to the financial statements of Vencor, Inc. following the Reorganization Transactions and the Distribution), and such information is incorporated herein by reference.

ITEM 14. DISAGREEMENT WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL MATTERS.

  None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

  (a) Financial Statements

  The information required by this item is contained in the section "Index to Consolidated Financial Statements and Financial Statement Schedules" beginning on page F-1 of the Proxy Statement, and such information is incorporated herein by reference.

  (b) Exhibits

  The following documents are filed as exhibits hereto:

 EXHIBIT
 NO.     DESCRIPTION
 2.1     Proxy Statement of Vencor, Inc., dated March 25, 1998
         Form of Restated Certificate of Incorporation of Vencor Healthcare,
 3.1     Inc.
 3.2     Form of Amended and Restated By-laws of Vencor Healthcare, Inc.
 10.1    Form of Agreement and Plan of Reorganization between Vencor, Inc. and
         Vencor Healthcare, Inc. (included as Appendix A to the Proxy Statement filed as Exhibit 2.1)
         Form of Distribution Agreement between Vencor, Inc. and Vencor
 10.2    Healthcare, Inc.
         Form of Master Lease Agreement between Vencor, Inc. and Vencor
 10.3    Healthcare, Inc.*
         Form of Development Agreement between Vencor, Inc. and Vencor
 10.4    Healthcare, Inc.*
         Form of Participation Agreement between Vencor, Inc. and Vencor
 10.5    Healthcare, Inc.*
 21.1    List of Subsidiaries of Vencor Healthcare, Inc.

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* To be filed by amendment

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                                  SIGNATURES

  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          VENCOR HEALTHCARE, INC.

                                            /s/ W. Bruce Lunsford
                                          By: _________________________________
                                             W. Bruce Lunsford
                                             Chairman of the Board, President
                                              and Chief Executive Officer

Date: April 23, 1998


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                                 EXHIBIT INDEX


 EXHIBIT NO.                         DESCRIPTION                           PAGE
 -----------                         -----------                           ----
  2.1        Proxy Statement of Vencor, Inc., dated as of March 25, 1998
             Form of Restated Certificate of Incorporation of Vencor
  3.1        Healthcare, Inc.
             Form of Amended and Restated By-laws of Vencor Healthcare,
  3.2        Inc.
 10.1        Form of Agreement and Plan of Reorganization between
             Vencor, Inc. and Vencor Healthcare, Inc. (included as
             Appendix A to the Proxy Statement filed as Exhibit 2.1)
             Form of Distribution Agreement between Vencor, Inc. and
 10.2        Vencor Healthcare, Inc.
             Form of Master Lease Agreement between Vencor, Inc. and
 10.3        Vencor Healthcare, Inc.*
             Form of Development Agreement between Vencor, Inc. and
 10.4        Vencor Healthcare, Inc.*
             Form of Participation Agreement between Vencor, Inc. and
 10.5        Vencor Healthcare, Inc.*
 21.1        List of Subsidiaries of Vencor Healthcare, Inc.

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* To be filed by amendment